Exhibit 99.1
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact	Investor Relations:	Media:	RAI 2008-23
	Morris Moore	Seth Moskowitz
	(336) 741-3116	(336) 741-7698
RAI’s third-quarter results prompt increased full-year outlook
Third-quarter ’08 reported EPS down 40.5%; adjusted EPS up 6.6%
Full-year guidance increased to earnings growth in low single digits
WINSTON-SALEM, N.C. — Oct. 22, 2008 —

At a Glance
•	Reported EPS:
•	Third quarter down 40.5 percent at $0.72 (includes $0.57 in charges related to restructuring and trademark impairment)

•	Nine months up 7.3 percent at $3.68 (also includes $0.71 1Q gain from termination of joint venture)
•	Adjusted EPS:
•	Third quarter up 6.6 percent at $1.29

•	Nine months up 2.9 percent at $3.53
•	Company raises guidance: full-year earnings growth in low single digits (excluding JV gain, and restructuring and trademark impairment charges)

•	R.J. Reynolds Tobacco Company:
•	Portfolio strategy refined to focus on Camel and Pall Mall

•	Growth brands gain volume and share

•	Restructuring strengthens foundation for innovation
•	Conwood continues to post strong volume, share and profit growth

•	RAI recognized as a leader in corporate sustainability
All references in this release to “reported” numbers refer to GAAP measurements; all “adjusted” numbers are non-GAAP, as defined in schedules 2 and 3 of this release, which reconciles reported to adjusted results for the third quarter and first nine months.
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Reynolds American Inc. (NYSE: RAI) today announced third-quarter results that prompted the company to increase its full-year guidance. The company now expects full-year 2008 earnings growth in the low single digits. Third-quarter reported EPS of $0.72 was down 40.5 percent from the prior-year period due to $0.57 in restructuring and trademark impairment charges. Adjusted EPS for the third quarter was $1.29, up 6.6 percent from the year-ago quarter. RAI’s net earnings for the nine-month period were up on both a reported and adjusted basis as pricing and productivity improvements more than offset cigarette volume declines and higher settlement expense.

Third Quarter and Nine Month Financial Results — Highlights
(unaudited)
(all dollars in millions, except per share amounts;
for reconciliations, including GAAP to non-GAAP, see schedules 2 and 3)

	For the Three Months			For the Nine Months
	Ended Sept. 30			Ended Sept. 30
			%			%
	2008	2007	Change	2008	2007	Change

Net sales	$2,272	$2,297	(1.1)%	$6,668	$6,793	(1.8)%

Operating income
Reported (GAAP)	$399	$602	(33.7)%	$1,542	$1,771	(12.9)%
Adjusted (Non-GAAP)	663	602	10.1%	1,806	1,771	2.0%

Net income
Reported (GAAP)	$211	$358	(41.1)%	$1,080	$1,011	6.8%
Adjusted (Non-GAAP)	377	358	5.3%	1,036	1,010	2.6%

Net income per diluted share
Reported (GAAP)	$0.72	$1.21	(40.5)%	$3.68	$3.43	7.3%
Adjusted (Non-GAAP)	1.29	1.21	6.6%	3.53	3.43	2.9%
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MANAGEMENT’S PERSPECTIVE
Overview
“Reynolds American’s third-quarter results reflect continued improvement in the company’s underlying business fundamentals and support the increased guidance we announced this morning,” said Susan M. Ivey, RAI’s chairman, president and chief executive officer.
The company had previously expected full-year 2008 earnings in line with the prior year. However, RAI now expects to deliver full-year earnings growth in the low single digits, excluding a first-quarter gain of $0.71 per share and third-quarter charges totaling $0.57 per share. The first-quarter gain was related to the termination of the company’s European joint venture; the third-quarter charges were related to restructuring and trademark impairment.
“With improved performance and profitability at R.J. Reynolds, and strong volume, share and profit gains at Conwood,” Ivey said, “Reynolds American is positioned to deliver solid full-year results.”
She said that the restructuring that impacted third-quarter results at RAI and its largest subsidiary, R.J. Reynolds Tobacco Company, enhances both companies’ ability to deliver innovation and growth.
“Reynolds American’s total-tobacco business model puts us in a strong position to shape, and benefit from, continuing changes in the industry environment,” Ivey said. “As leaders in tobacco industry innovation, our companies are particularly well-suited to identify and create new opportunities for long-term growth.”
In addition, Ivey noted that RAI was recently recognized as a leader in corporate sustainability by being awarded membership in the 2008-2009 Dow Jones Sustainability North America Index.
R.J. Reynolds
“R.J. Reynolds continued to post margin and profit improvements, with adjusted third-quarter operating income almost 10 percent higher than the year-ago period,” said Daniel M. Delen, the company’s chairman, president and chief executive officer. “Pricing and productivity improvements again more than offset the effects of cigarette volume declines and higher settlement expense.
“While third-quarter cigarette volume declined 7.5 percent from the prior-year quarter, we did see continued improvements in our cigarette volume trend. About 45 percent of the third-quarter decline came from non-support brands, including some low-margin brands that were delisted. Third-quarter cigarette volume was also negatively impacted by a reduction that normalized wholesale inventory levels,” Delen said.
During the third quarter, R.J. Reynolds continued to increase share on its two growth brands, Camel and Pall Mall. However, continuing declines on non-growth brands brought the company’s total cigarette market share to 28.2 percent, down 0.8 share points from the prior-year quarter.
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Pricing and productivity improvements drove R.J. Reynolds’ third-quarter operating margin to 27.7 percent, a gain of 3.0 percentage points from the prior-year period, excluding restructuring and trademark-impairment charges. The company’s third-quarter adjusted operating income was up 9.6 percent at $547 million.
“The restructuring we announced in September will make us faster, more flexible and efficient,” said Delen. “It also frees up resources that will support innovation as R.J. Reynolds continues to transform itself as part of a ‘total tobacco’ business model.”
As the company previously announced, along with the restructuring, R.J. Reynolds further refined its brand-portfolio strategy, reclassifying Kool as a “support” brand. That resulted in a non-cash trademark impairment charge of about $173 million.
“Kool will still play an important role as a support brand,” Delen said, “but it will no longer receive the level of investment it did as a growth brand.”
With this change, Delen said, R.J. Reynolds will focus on building Camel’s overall volume and share, and strengthening its position in the growing menthol category by driving growth of Camel’s menthol styles.
“Camel delivered modest third-quarter volume growth, with retail cigarette market share of 8.1 percent, up 0.1 share points from an especially strong prior-year quarter,” said Delen, “and Camel continues to make progress with innovations both inside and outside of the cigarette category.”
The most recent example of Camel’s cigarette innovation is Camel Crush, which uses R.J. Reynolds’ technology that gives adult smokers the option of changing each cigarette from regular to menthol by crushing a capsule in the filter. “We introduced Camel Crush in test market in the first quarter and it continues to exceed our expectations,” Delen said. “We’ve just expanded it to national distribution, and we’re excited by its potential.”
Camel Snus, a smoke-free, spitless tobacco product, was expanded to major metropolitan markets across the country in the second quarter, and the company plans to take it national in early 2009. “Camel is playing a key role in creating awareness and educating smokers about this new category of smoke-free tobacco products,” Delen said.
Camel is continuing to expand its innovations in “modern smoke-free tobacco” products with the introduction of Camel Orbs, Sticks and Strips, three new dissolvable products that will be available in lead markets early next year. “These Camel products are made from finely milled tobacco and dissolve completely in the mouth,” Delen said. “They’re designed to provide adult tobacco consumers with additional, convenient alternatives that provide tobacco pleasure.”
R.J. Reynolds’ other growth brand, Pall Mall, continued to see strong volume and share growth in the third quarter, with a retail share of 2.7 percent, up 0.5 percentage points from the prior-year quarter. Pall Mall’s volume climbed 33.9 percent from the prior-year period, with refinements in promotional strategy that are delivering higher levels of both trial and conversion.
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“We continue to face challenges in the cigarette category,” said Delen, “but we remain pleased with the performance of Camel and with R.J. Reynolds’ leadership in establishing the modern smoke-free tobacco category in the United States.”
Conwood
“Conwood posted another record quarter, with $98 million in operating profits,” said William M. Rosson, Conwood’s president and chief executive officer. “That’s a 10 percent increase over last year’s quarter, with Grizzly continuing to deliver double-digit volume growth.
“The moist-snuff category is growing at an annual rate of more than 7 percent, and Grizzly continues to represent almost half of all category growth,” said Rosson.
Grizzly’s third-quarter share of shipments was 23.4 percent, up 2.1 percentage points from the prior-year period. Contributing to the growth of Conwood’s flagship brand was the strong performance of Grizzly’s two newest styles — Grizzly Snuff and Grizzly Wintergreen Pouches, which were both introduced nationally this year.
“These two products are showing exceptional strength,” said Rosson. “They are among the most successful moist-snuff introductions in the past several years. Grizzly Snuff has already gained almost a full share point, and Grizzly Wintergreen Pouches has more than half a share point.”
Rosson said that the success of those new styles contributed to a gain of more than half a percentage point in Conwood’s already strong operating margins, which were 54.1 percent in the third quarter. In September, the company also took an 8 percent price increase on its Grizzly brand.
Share of shipments for Conwood’s premium Kodiak brand declined 0.1 percentage points in the third quarter, to 4.2 percent. However, Kodiak’s volume was up 5.5 percent from the prior-year period. Conwood continues to focus on strengthening its position in the premium segment of the moist-snuff market.
Conwood’s total moist-snuff share of shipments for the third quarter was 28.0 percent, up 2.0 percentage points from the year-ago quarter. Total company volume was up 11.5 percent, on the strength of a 13.6 percent volume increase on Grizzly.
“We are very pleased with the rapid growth we’re seeing on Grizzly’s two new styles, as well as the strength of the brand’s core styles,” said Rosson. “With strong volume growth and back-to-back quarters with record profits, we anticipate another very strong year.”
FINANCIAL UPDATE
“Reynolds American had a solid third quarter, with both of our reportable operating segments delivering strong gains in operating income,” said Thomas R. Adams, RAI’s chief financial officer. “With that strength, we now expect full-year net earnings growth in the low single digits compared with 2007 adjusted results. That excludes the joint-venture gain, third-quarter charges and any charges from annual fourth-quarter assessments of intangible asset valuations.”
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Third-quarter charges included a pretax trademark impairment charge of $173 million on R.J. Reynolds’ Kool brand and a pretax restructuring charge of $91 million for severance, benefits and related costs. Adams noted that the restructuring will generate annual savings that will build to about $55 million by 2011.
“The changes that Reynolds American and Reynolds Tobacco are making as part of the restructuring will help us intensify our focus on driving growth through continued innovation,” Adams said. “And we’re already making great progress, as demonstrated by R.J. Reynolds’ upcoming national expansion of Camel Snus and the brand’s introduction of dissolvable tobacco products early next year.
“We’re pleased with the improvements R.J. Reynolds is making in its earnings and margins,” said Adams, “and Conwood continues to deliver outstanding volume and share gains in the growing moist-snuff category.
“In addition, RAI continues to benefit from pricing strength at both of our reportable business segments — even in this difficult economic environment,” he said. “Reynolds American’s business fundamentals, coupled with strong cash flow and a solid balance sheet, position us well and continue to provide financial flexibility.”
In the third quarter, RAI continued its share repurchase with the purchase of approximately 1.6 million RAI shares for $89 million. That brings total purchases to $207 million, under the $350 million share-repurchase program the company launched in the second quarter.
CONFERENCE CALL WEBCAST TODAY
Reynolds American will webcast a conference call to discuss third-quarter 2008 results at 11 a.m. Eastern Time on Wednesday, Oct. 22, 2008. The call will be available live online on a listen-only basis. To register for the call, please visit the “Investors” section of www.ReynoldsAmerican.com. A replay of the call will be available on the site until Nov. 21 at 5 p.m. Investors, analysts and members of the news media can also listen to the live call by phone, by dialing (866) 293-8970 (toll free) or (913) 312-0848 (international). Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Seth Moskowitz at (336) 741-7698.
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RISK FACTORS
Statements included in this news release that are not historical in nature are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding RAI’s future performance and financial results inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.
These risks and uncertainties include:
•	the substantial and increasing regulation and taxation of tobacco products, including the possible regulation of tobacco products by the FDA and a possible increase in the federal excise tax on tobacco products;

•	the possibility of further restrictions or bans on the use of certain flavorings, including menthol, in tobacco products, or the use of certain flavor descriptors in the marketing of tobacco products;

•	various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the potential difficulty of obtaining bonds as a result of litigation outcomes;

•	the substantial payment obligations and limitations on the advertising and marketing of cigarettes under the MSA;

•	the continuing decline in volume in the domestic cigarette industry and RAI’s dependence on the U.S. cigarette industry;

•	concentration of a material amount of sales with a single customer or distributor;

•	competition from other manufacturers, including any new entrants in the marketplace;

•	increased promotional activities by competitors, including deep-discount cigarette brands;

•	the success or failure of new product innovations and acquisitions;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;

•	the ability to achieve efficiencies in the businesses of RAI’s operating companies, including outsourcing functions, without negatively affecting sales;

•	the reliance on a limited number of suppliers for certain raw materials;

•	the cost of tobacco leaf and other raw materials and other commodities used in products, including future market pricing of tobacco leaf;

•	the effect of market conditions on foreign currency exchange rate risk, interest rate risk and the return on corporate cash;

•	declining liquidity in the financial markets, including bankruptcy of lenders participating in RAI’s revolving credit facility and decreased availability of money market funds;

•	the impairment of goodwill and other intangible assets, including trademarks;

•	the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension expense accounting or required pension funding levels;

•	the substantial amount of RAI debt;

•	the rating of RAI’s securities;

•	any restrictive covenants imposed under RAI’s debt agreements;
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•	the possibility of fire, violent weather and other disasters that may adversely affect manufacturing and other facilities;

•	the significant ownership interest of B&W, RAI’s largest shareholder, in RAI and the rights of B&W under the governance agreement between the companies;

•	the expiration of the standstill provisions of the governance agreement; and

•	the potential existence of significant deficiencies or material weaknesses in internal control over financial reporting that may be identified during the performance of testing required under Section 404 of the Sarbanes-Oxley Act of 2002.
Due to these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
ABOUT US
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Conwood Company, LLC; Santa Fe Natural Tobacco Company, Inc; and R.J. Reynolds Global Products, Inc.
•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. The company’s brands include five of the 10 best-selling cigarettes in the United States: Camel, Kool, Pall Mall, Winston and Doral.

•	Conwood Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Kodiak, Grizzly and Levi Garrett. Conwood also sells and distributes a variety of tobacco products manufactured by Lane, Limited, including Winchester and Captain Black little cigars, and Bugler roll-your-own tobacco.

•	Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products, and manages and markets other super-premium brands.

•	R.J. Reynolds Global Products, Inc., directly or through others, manufactures, sells and/or distributes American-blend cigarettes, including Natural American Spirit, and other tobacco products to a variety of customers in selected markets outside the United States.
Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available at www.ReynoldsAmerican.com.
(financial and volume tables follow)
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Schedule 1
REYNOLDS AMERICAN INC.
Condensed Consolidated Statements of Income — GAAP
(Dollars in Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net sales, external	$2,156	$2,174	$6,330	$6,419
Net sales, related party	116	123	338	374

Net sales	2,272	2,297	6,668	6,793
Cost of products sold	1,229	1,250	3,698	3,768
Selling, general and administrative expenses	375	440	1,148	1,237
Amortization expense	5	5	16	17
Restructuring charges	91	—	91	—
Trademark impairment charge	173	—	173	—

Operating income	399	602	1,542	1,771
Interest and debt expense	68	81	208	257
Interest income	(16)	(33)	(51)	(94)
Gain on termination of joint venture	—	—	(328)	—
Other (income) expense, net	13	(7)	3	8

Income from continuing operations before income taxes and extraordinary item	334	561	1,710	1,600
Provision for income taxes	123	203	630	590

Income from continuing operations before extraordinary item	211	358	1,080	1,010
Extraordinary item — gain on acquistion (1)	—	—	—	1

Net income	$211	$358	$1,080	$1,011

Basic net income per share:
Income from continuing operations before extraordinary item	$0.72	$1.22	$3.68	$3.43

Net income	$0.72	$1.22	$3.68	$3.43

Diluted net income per share:
Income from continuing operations before extraordinary item	$0.72	$1.21	$3.68	$3.43

Net income	$0.72	$1.21	$3.68	$3.43

Basic weighted average shares, in thousands	291,425	294,169	293,083	294,454

Diluted weighted average shares, in thousands	292,043	294,706	293,719	294,929

Segment data:
Net sales:
RJR Tobacco (2)	$1,977	$2,019	$5,798	$5,995
Conwood	181	166	536	495
All Other (3)	114	112	334	303

	$2,272	$2,297	$6,668	$6,793

Operating income:
RJR Tobacco (2)	$293	$499	$1,231	$1,483
Conwood	98	90	275	260
All Other (3)	35	37	112	107
Corporate	(27)	(24)	(76)	(79)

	$399	$602	$1,542	$1,771

(1)	Includes adjustments to the 2000 extraordinary gain on acquisition, resulting from favorable resolution of prior-years’ tax matters.

(2)	Includes results of contract manufacturing business transferred January 1, 2008, into the RJR Tobacco segment from All Other.

(3)	Includes results of super premium brands, including DUNHILL and STATE EXPRESS 555 transferred January 1, 2008, into All Other from the RJR Tobacco segment.

Supplemental information:
Excise tax expense	$492	$521	$1,429	$1,544
Master settlement agreement and other state settlement expense	$695	$720	$2,079	$2,145
Federal tobacco buyout expense	$59	$61	$186	$203

Schedule 2
REYNOLDS AMERICAN INC.
Reconciliation of GAAP to Adjusted Results
(Dollars in Millions)
(Unaudited)
RAI management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. “Adjusted” (non-GAAP) results are not, and should not be viewed as, substitutes for “reported” (GAAP) results.

	Three Months Ended September 30,
	2008			2007
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS

GAAP results	$399	$211	$0.72	$602	$358	$1.21
The GAAP results include the following expense:
Restructuring charges	91	57	0.20	—	—	—
Trademark impairment charge	173	109	0.37	—	—	—

Total adjustments	264	166	0.57	—	—	—

Adjusted results	$663	$377	$1.29	$602	$358	$1.21

	Nine Months Ended September 30,
	2008			2007
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS

GAAP results	$1,542	$1,080	$3.68	$1,771	$1,011	$3.43
The GAAP results include the following expense (income):
Restructuring charges	91	57	0.19	—	—	—
Trademark impairment charge	173	109	0.37	—	—	—
Gain on termination of joint venture	—	(210)	(0.71)	—	—	—
Extraordinary gain on acquistion	—	—	—	—	(1)	—

Total adjustments	264	(44)	(0.15)	—	(1)	—

Adjusted results	$1,806	$1,036	$3.53	$1,771	$1,010	$3.43

Condensed Consolidated Balance Sheets
(Dollars in Millions)
(Unaudited)

	September 30,	December 31,
	2008	2007
Assets
Cash and cash equivalents	$2,329	$2,215
Short-term investments	52	377
Other current assets	2,309	2,400
Trademarks, net	3,229	3,407
Goodwill	8,174	8,174
Other noncurrent assets	2,325	2,056

	$18,418	$18,629

Liabilities and shareholders’ equity
Tobacco settlement accruals	$2,159	$2,449
Other current liabilities	1,542	1,454
Long-term debt (less current maturities)	4,304	4,515
Deferred income taxes, net	1,220	1,184
Long-term retirement benefits (less current portion)	1,166	1,167
Other noncurrent liabilities	439	394
Shareholders’ equity	7,588	7,466

	$18,418	$18,629

Schedule 3
REYNOLDS AMERICAN INC.
Reconciliation of GAAP to Proforma Adjusted Operating Income by Segment
R.J. Reynolds is the second largest cigarette manufacturer in the United States and manages a contract manufacturing business. R.J. Reynolds’ segment results include the January 1, 2008 transfer of the contract manufacturing business from All Other, and exclude the January 1, 2008 transfer of super premium brands, including DUNHILL and STATE EXPRESS 555, to All Other.
Conwood is the second largest smokeless tobacco products manufacturer in the United States.
Management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics.

	Three Months Ended September 30,
	2008			2007
	R.J. Reynolds		Conwood	R.J. Reynolds	Conwood

GAAP operating income	$293		$98	$499	$90

The GAAP results include the following expense (income):
Restructuring charges	81	*	—	—	—
Trademark impairment charge	173		—	—	—

Total adjustments	254		—	—	—

Adjusted operating income	$547		$98	$499	$90

	Nine Months Ended September 30,
	2008			2007
	R.J. Reynolds		Conwood	R.J. Reynolds	Conwood
GAAP operating income	$1,231		$275	$1,483	$260

The GAAP results include the following expense (income):
Restructuring charges	81	*	—	—	—
Trademark impairment charge	173		—	—	—

Total adjustments	254		—	—	—

Adjusted operating results	$1,485		$275	$1,483	$260

*	RAI and its operating companies recorded aggregate restructuring charges of $91 million in the third quarter of 2008.

Schedule 4
R.J. REYNOLDS VOLUMES AND SHARE OF MARKET
UNIT VOLUME (in billions):

	Three Months Ended				Nine Months Ended
	September 30,		Change		September 30,		Change
	2008	2007	Units	%	2008	2007	Units	%
Camel (filter styles)	6.3	6.2	0.0	0.6%	17.7	18.5	(0.8)	-4.3%
Pall Mall	2.4	1.8	0.6	33.9%	6.2	5.3	0.9	17.6%

Total growth brands	8.7	8.1	0.7	8.1%	23.9	23.8	0.1	0.6%

Total support brands	11.6	13.3	(1.7)	-12.7%	35.5	39.7	(4.2)	-10.5%

Total non-support brands	2.8	3.6	(0.8)	-23.2%	8.4	11.1	(2.7)	-24.2%

Total R.J. Reynolds domestic	23.1	25.0	(1.9)	-7.5%	67.8	74.6	(6.7)	-9.0%

Total premium	14.4	15.6	(1.3)	-8.0%	42.5	46.5	(4.0)	-8.6%
Total value	8.7	9.4	(0.6)	-6.7%	25.3	28.0	(2.7)	-9.7%
Premium/total mix	62.2%	62.6%	-0.3%		62.7%	62.4%	0.3%

Industry	91.6	94.9	(3.3)	-3.4%	261.7	270.7	(9.0)	-3.3%
Premium	66.1	69.1	(3.0)	-4.4%	190.2	198.2	(8.0)	-4.0%
Value	25.5	25.8	(0.2)	-1.0%	71.5	72.6	(1.0)	-1.4%
Premium/total mix	72.2%	72.9%	-0.7%		72.7%	73.2%	-0.5%
RETAIL SHARE OF MARKET:

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2008	2007	Change	2008	2007	Change
Camel (filter styles)	8.1%	8.0%	0.1	8.0%	7.7%	0.3
Pall Mall	2.7%	2.1%	0.5	2.5%	2.1%	0.4

Total growth brands	10.8%	10.1%	0.7	10.5%	9.8%	0.6

Total support brands	13.8%	14.5%	(0.7)	13.9%	14.8%	(0.9)

Total non-support brands	3.5%	4.3%	(0.8)	3.7%	4.5%	(0.9)

Total R.J. Reynolds domestic	28.2%	29.0%	(0.8)	28.1%	29.2%	(1.1)
Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.
R.J. Reynolds’ support brands include Kool, Winston, Salem, Doral, Capri and Misty.
Industry data based on information from Management Science Associates, Inc.
Retail shares of market are as reported by Information Resources Inc.

Schedule 5
CONWOOD VOLUMES AND SHARE OF SHIPMENTS
UNIT VOLUME (in millions of cans):

	Three Months Ended				Nine Months Ended
	September 30,		Change		September 30,		Change
	2008	2007	Units	%	2008	2007	Units	%

Kodiak	13.6	12.9	0.7	5.5%	39.5	39.9	(0.4)	-1.0%
Other premium	0.7	0.8	(0.0)	-6.5%	2.1	2.4	(0.3)	-11.1%

Total premium	14.3	13.6	0.7	4.8%	41.6	42.2	(0.7)	-1.6%

Grizzly	69.8	61.4	8.3	13.6%	205.9	174.9	31.0	17.7%
Other price-value	0.4	0.7	(0.3)	-42.1%	1.3	1.8	(0.4)	-24.3%

Total price-value	70.2	62.1	8.0	12.9%	207.2	176.7	30.6	17.3%

Total moist snuff cans	84.5	75.8	8.7	11.5%	248.8	218.9	29.9	13.7%
SHARE OF SHIPMENTS:

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2008	2007	Change	2008	2007	Change

Kodiak	4.2%	4.3%	(0.1)	4.2%	4.5%	(0.3)
Total premium	4.5%	4.6%	(0.1)	4.4%	4.8%	(0.4)

Grizzly	23.4%	21.2%	2.1	22.9%	20.8%	2.1
Total price-value	23.5%	21.4%	2.1	23.1%	21.0%	2.0

Total Conwood	28.0%	26.0%	2.0	27.5%	25.8%	1.7
Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.
Share data for total moist snuff based on distributor reported data processed by Management Science Associates, Inc.